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                                                                     EXHIBIT 4.2


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of September 30, 1997, between VMARK Software, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company (the "Rights Agent"). Capitalized terms not defined herein shall have the meanings assigned to such terms within the Rights Agreement (as defined below).

                                    RECITALS

         A. The Company and the Rights Agent entered into a Rights Agreement dated as of June 12, 1996 (the "Rights Agreement") relating to the declaration of a dividend of one Preferred Share purchase right (a "Right") for each Common Share of the Company outstanding as of the Close of Business on June 12, 1996 and for each Common Share of the Company that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date, and in certain circumstances after the Distribution Date.

         B. The Rights Agreement sets forth, among other things, the terms and conditions pursuant to which the holders of Rights may exercise such Rights.

         C. The Company intends to enter into a Merger Agreement dated in October, 1997 (the "Merger Agreement") with Unidata, Inc., a Colorado corporation ("Unidata"), pursuant to which Unidata will merge with and into the Company.

         D. The Company and the Rights Agent have determined that the entering into of the Merger Agreement by the Company and the transactions contemplated thereby should not affect either party's rights under the Rights Agreement.

         E. Pursuant to Section 27 of the Rights Agreement, the Company has provided the Rights Agent with a certificate from an appropriate officer stating that this Amendment is in compliance with such Section 27.

         F. In connection with the transactions pursuant to the Merger Agreement, the Company and the Rights Agent have agreed to amend the Rights Agreement as set forth herein.

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Rights Agreement as follows:

         1. The definition of "Acquiring Person" appearing in Section 1(a) of the Rights Agreement is hereby amended by inserting the phrase "or an Exempt Person" immediately following the phrase "or an entity holding Common Shares for or pursuant to the terms of any such plan" in the first sentence of such definition.


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         2.   Section 1 of the Rights Agreement is hereby amended by inserting the following definition immediately following the definition of "Equivalent Shares" appearing in such Section:

              "Exempt Person" shall mean, collectively and each separately, James T. Dresher, Glenangus Holdings Corporation (so long as one or more Exempt Persons jointly own at least 50% or more of the voting securities of such corporation), Jeffrey M. Dresher, James
              T. Dresher, Jr., the Joshua M. Dresher Irrevocable Trust, the Marcie A. Dresher Irrevocable Trust, and the James T. Dresher, III Irrevocable Trust. Notwithstanding the foregoing sentence, a Person who would otherwise be an Exempt Person shall immediately lose its status as an Exempt Person upon the occurrence of any of the following: (i) such Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 40% or more of the Common Shares of the Company then outstanding; (ii) such Person shall make a public announcement that such Person, directly or indirectly, individually or collectively with a group, intends to commence a tender or exchange offer for any Common Shares of the Company then outstanding if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding; (iii) such Person shall enter into any voting agreement or voting trust pursuant to which such Person agrees to vote his shares with or for any other holder of Common Shares of the Company (other than any voting agreement or voting trust that is with other Exempt Persons); and (iv) such Person shall grant a proxy or power of attorney to any other Person (other than an officer, director, agent or employee of the Company and other than to another Exempt Person) for the purpose of voting such Person's Common Shares. The assignee, transferee or successor to any Exempt Person shall not constitute an Exempt Person (unless such assignee, transferee or successor was an Exempt Person immediately prior to such assignment, transfer or successor) without the prior written consent of the Company, which consent may be withheld in the Company's absolute discretion. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person either (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Exempt Person to 40% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if an Exempt Person shall become the Beneficial Owner of 40% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the company, become the Beneficial Owner of any additional Common Shares of the Company, then such Exempt Person shall be deemed to be an Acquiring Person, or (ii) if within eight days after such Exempt Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Exempt Person did so inadvertently and within

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              two days after such notification such Exempt Person is the
              Beneficial Owner of less than 40% of the outstanding Common
              Shares.

         3. The Definition of "Continuing Director" appearing in section 1(g) of the Rights Agreement is hereby amended by inserting ", or (iii) David Brunel, James T. Dresher, or John F. Schaefer" immediately following the phrase "approved by a majority of the Continuing Directors" in such definition.

         4. Except to the extent specifically amended hereby, all terms of the Rights Agreement shall remain in full force and effect.

         5. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         6. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                            VMARK SOFTWARE, INC.


                                            By /s/ Richard N. Hoehn
                                               ----------------------------
                                              Name: Richard N. Hoehn
                                              Title: Secretary

                                            STATE STREET BANK AND TRUST
                                            COMPANY


                                            By /s/ Margaret Prentice
                                               ----------------------------
                                              Name: Margaret Prentice
                                              Title: Administration Manager



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